Exhibit 99.1
T3 Energy Second Quarter Investor Conference Call
August 6, 2007 at 10:00 a.m. CST
Operator: Good day everyone, and welcome to the Second Quarter 2007 Release Conference Call for T3 Energy Services, Inc. Today’s call is being recorded. Now for opening remarks and introductions, I’d like to turn the call over to Mr. Michael Mino, Vice President and Chief Financial Officer. Please go ahead sir.
Michael T. Mino, Vice President & Chief Financial Officer

Thank you. Good morning, and welcome to our review of the financial results for the second quarter of 2007. A copy of the press release and the Quarterly Report on Form 10-Q covering our financial results, are posted on the Company’s website at www.t3energy.com.
Mr. Gus Halas, President, Chairman & Chief Executive Officer, will be joining me for this morning’s conference call. We will begin with some opening comments and details regarding the second quarter’s financial performance, followed by a question and answer period.
Before we begin discussing the financial details, please remember that during the course of this conference call, participants may make certain forward-looking statements regarding various matters related to our business and company that are not historical facts, including future financial performance, operating results, and the prospects for the oil and gas services business.
As you know, it is difficult to make projections or other forward-looking statements in a cyclical industry, such as the risks, assumptions, and uncertainties involved in these forward-looking statements include the level of crude oil and natural gas prices, rig demand, and operational and other risks which are described in the company’s most recent Form 10-K and other filings with the U.S. Securities and Exchange Commission. The forward looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, please review the T3 Energy Services, Inc. Quarterly Report on Form 10-Q for the period ending June 30, 2007.
Also, note that certain information discussed in this news release is considered non-GAAP financial measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.
That concludes the preliminary details of the call. I’ll now turn it over to Gus.
Gus D. Halas, President & CEO
Thanks Mike.
As you have seen from our press release dated July 30, 2007 we had a good quarter with continuing operations earnings excluding non-recurring expenses, on an adjusted basis of $.60 per diluted share. The result of somewhat higher revenue than we anticipated contributed to beating the street’s earnings estimates.
Our strategy has been and continues to better position ourselves to capitalize on the increase in drilling activity in the oil and gas industry. Since 4th quarter of 2006 we’ve had a shift in our revenue stream. We are now suppying more equipment for drilling and production in refurbished rigs instead of just newbuilt, more oily, rather than our traditional gas markets, more offshore and more international.
We are experiencing continued strong demand for the Company’s products and backlog and quoting activity continues to be strong but now will be lumpier, as our international business continues to grow. Backlog increased approximately 9% from $56.7 million on June 30, 2006 to $61.8 million on June 30, 2007. Although this amount is lower than first quarter 07 the backlog has increased since our second quarter. Even after a good July our backlog stands at $64.4mm excluding wellhead.
More important our outstanding quotes in the pressure control group (the only one we had history in the last three years), increased approximately 88% from June 2006 to June 2007. Outstanding quotes are at a record $205 million. The main reason for discussing quote backlog is historic hit rate provides some insight into future bookings. And if our trend continues, the additional quote backlog should yield favorable results.
During the past year and four months we have focused on engineering, manufacturing, sales and marketing of proprietary T3 wellhead branded equipment. Based on these efforts, along with our efforts in manufacturing and completion of our aftermarket repair capacity expansion program, commonly referred as “Greenfield” sites, this should provide incremental revenues in the second half of 2007.
In the past year and a half, we have expanded our manufacturing capacity to increase the volume, with the primary emphasis on our pressure and flow control product line. We invested approximately $6.3 million during the first six months of 2007 and during 2006 on this expansion effort. It includes increasing our BOP manufacturing capacity from ten to 25 units per month by upgrading and expanding our machining capabilities at our existing facilities, along with our expansion and opening facilities in Conway, Arkansas during 2007 and Buffalo and Tyler, Texas, Casper, Wyoming and Indianapolis, Indiana during 2006. We expect to invest up to $8.6 million over the remainder of 2007 to expand capacity by:
•	Expanding our BOP repair capabilities from 7 stacks per month to 11 stacks per month

•	Opening additional facilities for our wellhead product line

•	Opening additional facilities for our valve product line and

•	Expanding our elastomer producing capacity in North America
As dictated by our customers and market conditions, further capacity opportunities will be evaluated.
In addition to enhancing manufacturing capacity, T3 Energy has commenced a strategic international sourcing initiative along with a potential manufacturing joint venture in China aimed at optimizing the manufacturing and supply chain. To emphasize the importance of our supply chain initiative, we’ve hired a supply chain leader previously with the automotive company, Saturn, based in Tennessee.

We are continuing to develop new products. Since April 2003, we have introduced 64 new products up from the 45 I mentioned in our last discussions and we will continue to focus on new product development across all of our product lines. In addition to T3 Energy’s traditional pressure control equipment, T3 Energy has commenced on a strategic research and development program related to non-metallic sealing technology; commonly referred to as elastomers.
T3 Energy’s original equipment product revenues accounted for approximately 74% of total revenues for the second quarter of 2007 as compared to 65% of total revenues for the second quarter of 2006. This 9 point increase of OEM products sold demonstrates T3

Energy’s commitment toward developing products to populate the field in order to increase long term shareholder value by having strong aftermarket revenues.
We intend to expand our geographic areas of operation, with particular focus on field services and repairs for our wellhead and valve product lines. We are expanding our wellhead and valve repair and remanufacturing services by establishing facilities in areas we believe will have high drilling activity, such as the Barnett Shale, the Cotton Valley, the Fayetteville Shale and the Rocky Mountain and Appalachian regions. Geographic growth opportunities, both domestic and international, are under continuous evaluation.
Our acquisition strategy stated in the past will consider acquisition targets providing for either: existing product growth; expansion of our product line through complementary products, and/or geographic expansion. Second quarter of 2007 has exhibited acquisition opportunities, fitting our strategy, and is presenting themselves at high rates. This is a new development and the combination of our healthy financial position and shelf filing, provides us the opportunity for growth through acquititions.
With that, we conclude the management discussion portion of this call and I’ll turn it over to Mike Mino for the financial results.
Mr. Michael T. Mino — Chief Financial Officer

As outlined in our earnings release, income from continuing operations was $5.3 million, or $0.44 per diluted share, up 21% and 10%, respectively, from $4.4 million or $0.40 per diluted share for the second quarter of 2006. Year to date 2007 income from continuing operations was $10.8 million, or $0.94 per diluted share. This was up 31% and 24%, respectively, from $8.2 million, or $0.76 per diluted share, reported in 2006. Revenues for the second quarter of 2007 increased 36% to $51.9 million from $38.1 million for the same period in 2006. Year to date 2007 revenues increased 35% to $99.8 million from $73.7 million for the same period in 2006.
The quarter-to-quarter increase was primarily attributable to increased customer orders at higher prices attributable to improved demand for our pressure and flow control products and services. This increase is also the result of increased customer orders for our pipeline and wellhead product lines due to geographic expansion and original equipment products. T3 original equipment product revenues increased approximately 54% in the three months ended June 30, 2007 as compared to the three months ended June 30, 2006. In addition, our original equipment product revenues accounted for approximately 74% of total revenues during the three months ended June 30, 2007, as compared to 65% of total revenues during the same period in 2006. The increase in our manufacturing capacity through facility expansions and improvements has also contributed to the increased revenues.
Gross profit as a percentage of revenues was 38.3% in the three months ended June 30, 2007 compared to 37.1% in the three months ended June 30, 2006. Gross profit margin was higher in 2007 primarily due to improved pricing and manufacturing efficiencies. Also, the three months ended June 30, 2006, included the initial costs associated with our expansion into East Texas, Casper, Wyoming and Indianapolis, Indiana, along with various costs related to training of new employees at our existing facilities. This is partially offset with increased depreciation costs associated with the increase in our manufacturing capacity, initial costs associated with our expansion into Conway, Arkansas and increased research and development costs.
The second quarter 2007 and year to date 2007 financial results include a non-recurring charge, net of tax, of $1.9 million, associated with a change of control payment and the immediate vesting of previously unvested stock options and restricted stock held by Mr.

Halas, the Company’s Chairman, President and CEO, pursuant to the terms of his existing employment agreement.
Operating expenses, excluding the compensation charge, as a percentage of revenues were 18.2% in the three months ended June 30, 2007 compared to 19.5% for the same period in 2006.. The decrease in operating expenses as a percentage of revenues, excluding the compensation charge, as compared to the three months ended June 30, 2006, is due to operating expenses consisting primarily of fixed costs along with variable costs, such as payroll and benefits, not increasing proportionately with revenues. This is partially offset by increased general insurance costs and engineering costs.
Income tax expense for the three months ended June 30, 2007 was $3.3 million as compared to $2.4 million in the three months ended June 30. 2006. The increase was primarily due to an increase in income before taxes. Our effective tax rate was 38.0% in the three months ended June 30, 2007 compared to 35.8% in the three months ended June 30, 2006. The higher rate in the 2007 period resulted primarily from certain compensation expenses being non-deductible under Section 162(m) along with the increase in our federal statutory tax rate from 34% to 35%.
Excluding the impact of this non-recurring charge, T3 Energy’s income from continuing operations and diluted earnings per share for the second quarter of 2007 were $7.2 million and $0.60 respectively, which is an increase of 65% and 50%, respectively from the same period in 2006. Excluding the impact of this non-recurring charge, the Company’s year to date 2007 income from continuing operations and diluted earnings per share were $12.7 million and $1.10 respectively, which is an increase of 54% and 45%, respectively, from the same period in 2006.

For the second quarter of 2007 and year to date 2007, the Company reported Adjusted EBITDA (defined as income from continuing operations, excluding the change of control compensation charge, plus interest expense, net of interest income, provision for income taxes and depreciation and amortization), of $12.0 million and $21.9 million, respectively, a 51% and 46% increase over the same periods for 2006, respectively.
We’ll now be happy to answer any questions you may have.